EXHIBIT 99.1
Fastenal Company Reports 2022 Annual and Fourth Quarter Earnings
WINONA, Minn., January 19, 2023 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter and year ended December 31, 2022. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values. References to daily sales rate (DSR) change may reflect either growth (positive) or contraction (negative) for the applicable period.
PERFORMANCE SUMMARY

	Twelve-month Period			Three-month Period
	2022	2021	Change	2022	2021	Change
Net sales	$6,980.6	6,010.9	16.1%	$1,695.6	1,531.8	10.7%
Business days	254	253		62	62
Daily sales	$27.5	23.8	15.7%	$27.3	24.7	10.7%
Gross profit	$3,215.8	2,777.2	15.8%	$768.4	712.9	7.8%
% of net sales	46.1%	46.2%		45.3%	46.5%
Operating and administrative expenses	$1,762.2	1,559.8	13.0%	$435.4	412.0	5.7%
% of net sales	25.2%	26.0%		25.7%	26.9%
Operating income	$1,453.6	1,217.4	19.4%	$333.0	300.9	10.7%
% of net sales	20.8%	20.3%		19.6%	19.6%
Earnings before income taxes	$1,440.0	1,207.8	19.2%	$328.2	298.5	9.9%
% of net sales	20.6%	20.1%		19.4%	19.5%
Net earnings	$1,086.9	925.0	17.5%	$245.6	231.2	6.2%
Diluted net earnings per share	$1.89	1.60	17.8%	$0.43	0.40	7.1%
Quarterly Results of Operations
Net sales increased $163.8, or 10.7%, in the fourth quarter of 2022 when compared to the fourth quarter of 2021. The number of business days were the same in both periods. We experienced higher unit sales in the fourth quarter of 2022 that contributed to the increase in net sales in the period. This was due to further growth in underlying demand in markets tied to industrial capital goods and commodities, which more than offset softer markets tied to consumer goods and relatively lower growth in construction. Foreign exchange negatively affected sales in the fourth quarter of 2022 by approximately 90 basis points.
The overall impact of product pricing on net sales in the fourth quarter of 2022 was 350 to 380 basis points compared to the fourth quarter of 2021. The increase is from actions taken over the past twelve months intended to mitigate the impact of marketplace inflation for our products, particularly fasteners, and transportation services. We did not take any broad pricing actions in the fourth quarter of 2022, and price levels in the market remained stable. The favorable impact of product pricing moderated in the fourth quarter of 2022 relative to the third quarter of 2022 due to comparisons against initial price events that began in the third quarter of 2021. Spot prices in the marketplace for many inputs, particularly fuel, transportation services, and steel, have moderated over the last six months. Due to our long supply chain for imported fasteners and certain non-fastener products, however, it is likely to take several quarters before this is reflected in our cost of goods. The impact of product pricing on net sales in the fourth quarter of 2021 was 440 to 470 basis points.
From a product standpoint, we have three categories: fasteners, safety supplies, and other product lines, the latter of which includes eight smaller product categories, such as tools, janitorial supplies, and cutting tools. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2022	2021	2022	2021
Fasteners	9.1%	24.2%	33.0%	33.5%
Safety supplies	10.7%	3.5%	21.3%	21.4%
Other	12.1%	12.8%	45.7%	45.1%

Our end markets consist of manufacturing, non-residential construction, and other, the latter of which includes resellers, government/education, and transportation/warehousing. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2022	2021	2022	2021
Manufacturing	16.0%	23.8%	72.9%	69.7%
Non-residential construction	-0.6%	14.8%	9.8%	11.0%
Other	-0.9%	-9.9%	17.3%	19.3%
We report our customers in two categories: national accounts, which are customers with a multi-site contract, and non-national accounts, which include large regional customers, small local customers, and government customers. Sales to most of our national account customers grew in the fourth quarter of 2022 over the year earlier period, as our sales grew at 79 of our Top 100 national account customers. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2022	2021	2022	2021
National Accounts	15.0%	19.9%	58.9%	57.8%
Non-National Accounts	5.6%	7.6%	41.1%	42.2%
Our gross profit, as a percentage of net sales, declined to 45.3% in the fourth quarter of 2022 from 46.5% in the fourth quarter of 2021. The decline in our gross profit percentage was primarily related to three factors. First, the net impact from mix was dilutive. We experienced relatively strong growth from our Onsite customers, national account customers, and non-fastener products, each of which tend to have a lower gross margin percentage than our business as a whole. Second, we had lower product margins in certain of our other product categories. We believe slower demand and greater product availability in the marketplace due to supply chain normalization has put some margin pressure on products that tend to be sold less frequently. Third, we experienced unfavorable price/cost, reflecting stable pricing for our products and services, but slightly higher costs. These impacts were slightly offset by a favorable contribution from freight, where we continued to experience healthy revenue which allowed us to leverage relatively stable costs and narrowed our freight losses.
Our operating income, as a percentage of net sales, was unchanged at 19.6% in the fourth quarter of 2022 from 19.6% in the fourth quarter of 2021. This was due to improved operating expense leverage, which offset the decline in our gross profit percentage. Our operating and administrative expenses, as a percentage of net sales, fell to 25.7% in the fourth quarter of 2022 from 26.9% in the fourth quarter of 2021. This was primarily due to a decline, as a percentage of net sales, in employee-related and occupancy-related expenses.
Employee-related expenses, which represent 70% to 75% of total operating and administrative expenses, increased 6.0% in the fourth quarter of 2022 compared to the fourth quarter of 2021. We experienced an increase in employee base pay due to higher average FTE during the period and, to a lesser degree, higher average wages. Bonus and commission payments decreased slightly reflecting slower sales and profit growth versus the year-ago period. We also experienced lower healthcare expenses reflecting post-COVID normalization of the healthcare environment. This was partly offset by higher profit sharing costs. Occupancy-related expenses, which represent 15% to 20% of total operating and administrative expenses, increased 0.1% in the fourth quarter of 2022 compared to the fourth quarter of 2021. Facility costs were slightly higher, with higher utility expenses more than offsetting reduced rents related to the reduction in our branch locations versus the year-earlier period. We also saw an increase in materials and equipment involved in maintaining and upgrading our facilities. Combined, all other operating and administrative expenses, which represent 10% to 15% of total operating and administrative expenses, increased 11.9% in the fourth quarter of 2022 compared to the fourth quarter of 2021. The increase in other operating and administrative expenses relates primarily to higher spending on information technology related to mobility hardware rollouts and general inflation for IT services and higher product movement and fuel costs for our local truck fleet.
Our net interest expense was $4.8 in the fourth quarter of 2022, compared to $2.4 in the fourth quarter of 2021. This increase was due to higher average debt balances and higher average interest rates on those borrowings during the period.
We recorded income tax expense of $82.6 in the fourth quarter of 2022, or 25.2% of earnings before income taxes. Income tax expense was $67.3 in the fourth quarter of 2021, or 22.6% of earnings before income taxes. The increase in our tax rate in the fourth quarter of 2022 is due primarily to an increase in state income tax expense, an increase in employee expense that was non-deductible due to strong financial results, and the absence of certain favorable reserve adjustments that benefited the fourth quarter of 2021. We believe our ongoing tax rate, absent any discrete tax items or broader changes to tax law, will be approximately 24.5%.
Our net earnings during the fourth quarter of 2022 were $245.6, an increase of 6.2% compared to the fourth quarter of 2021. Our diluted net earnings per share were $0.43 during the fourth quarter of 2022, which increased from $0.40 during the fourth quarter of 2021.
Growth Driver Performance
•We signed 62 new Onsite locations (defined as dedicated sales and service provided from within, or in close proximity to, the customer's facility) in the fourth quarter of 2022, resulting in full-year signings of new Onsite locations of 356. We had 1,623 active sites on December 31, 2022, which represented an increase of 14.6% from December 31, 2021. Daily sales through our Onsite locations, excluding sales transferred from branches to new Onsites, grew at a high-teens rate in the fourth quarter of 2022 over the fourth quarter of 2021. This growth is due to contributions from the increase in the number of Onsites we operate and continued healthy business activity from our Onsite customers. Our goal for Onsite signings in 2023 is 375 to 400.
•FMI Technology is comprised of our FASTStock℠ (scanned stocking locations), FASTBin® (infrared, RFID, and scaled bins), and FASTVend® (vending devices) offering. FASTStock's fulfillment processing technology is not embedded, is relatively less expensive and highly flexible in application, and delivered using our proprietary mobility technology. FASTBin and FASTVend incorporate highly efficient and powerful embedded data tracking and fulfillment processing technologies. Prior to 2021, we reported exclusively on the signings, installations, and sales of FASTVend. Beginning in the first quarter of 2021, we began disclosing certain statistics around our FMI offering. The first statistic is a weighted FMI® measure which combines the signings and installations of FASTBin and FASTVend in a standardized machine equivalent unit (MEU) based on the expected output of each type of device. We do not include FASTStock in this measurement because scanned stocking locations can take many forms, such as bins, shelves, cabinets, pallets, etc., that cannot be converted into a standardized MEU. The second statistic is revenue through FMI Technology which combines the sales through FASTStock, FASTBin, and FASTVend. A portion of the growth in sales experienced by FMI, particularly FASTStock and FASTBin, reflects the migration of products from less efficient non-digital stocking locations to more efficient, digital stocking locations.
The table below summarizes the signings and installations of, and sales through, our FMI devices.

	Twelve-month Period			Three-month Period
	2022	2021	Change	2022	2021	Change
Weighted FASTBin/FASTVend signings (MEUs)	20,735	19,311	7.4%	4,730	3,972	19.1%
Signings per day	82	76		76	64
Weighted FASTBin/FASTVend installations (MEUs; end of period)				102,151	92,874	10.0%

FASTStock sales	$832.0	587.6	41.6%	$210.4	170.7	23.2%
% of sales	11.8%	9.7%		12.3%	11.0%
FASTBin/FASTVend sales	$1,755.3	1,353.7	29.7%	$453.0	372.6	21.6%
% of sales	24.9%	22.3%		26.4%	24.1%
FMI sales	$2,587.3	1,941.3	33.3%	$663.4	543.3	22.1%
FMI daily sales	$10.2	7.7	32.7%	$10.7	8.8	22.1%
% of sales	36.7%	32.0%		38.7%	35.1%
Our goal for weighted FASTBin and FASTVend device signings in 2023 is 23,000 to 25,000 MEUs.
All metrics provided above exclude approximately 6,500 non-weighted vending devices that are part of a leased locker program.
•Our eCommerce business includes sales made through an electronic data interface (EDI), or other types of technical integrations, and through our web verticals. Daily sales through eCommerce grew 48.2% in the fourth quarter of 2022 and represented 20.1% of our total revenues in the period.

Our digital products and services are comprised of sales through FMI (FASTStock, FASTBin, and FASTVend) plus that proportion of our eCommerce sales that do not represent billings of FMI services (collectively, our Digital Footprint). We believe the data that is created through our digital capabilities enhances product visibility, traceability, and control that reduces risk in operations and creates ordering and fulfillment efficiencies for both ourselves and our customers. As a result, we believe our opportunity to grow our business will be enhanced through the continued development and expansion of our digital capabilities.
Our Digital Footprint in the fourth quarter of 2022 represented 52.6% of our sales, an increase from 46.4% of sales in the fourth quarter of 2021.
Balance Sheet and Cash Flow
We produced operating cash flow of $301.9 in the fourth quarter of 2022, an increase of 93.0% from the fourth quarter of 2021, representing 122.9% of the period's net earnings versus 67.7% in the fourth quarter of 2021. The improvement reflects working capital being a modest source of cash in the fourth quarter of 2022, which is historically typical, versus working capital being a significant use of cash in the fourth quarter of 2021 in response to significant supply chain disruption in the marketplace. In 2022, our operating cash flow was $941.0, an increase of 22.2% from 2021, representing 86.6% of the period's net earnings versus 83.3% in 2021. While the conversion rates between the full years of 2022 and 2021 were comparable, we saw meaningful improvement in our conversion ratio in the second half of 2022 versus the first half of 2022.
The dollar and percentage change in accounts receivable, net, inventories, and accounts payable as of December 31, 2022 when compared to December 31, 2021 were as follows:

	December 31		Twelve-month Dollar Change	Twelve-month Percentage Change
	2022	2021	2022	2022
Accounts receivable, net	$1,013.2	900.2	$113.0	12.6%
Inventories	1,708.0	1,523.6	184.4	12.1%
Trade working capital	$2,721.2	2,423.8	$297.4	12.3%

Accounts payable	$255.0	233.1	$21.9	9.4%

Trade working capital, net	$2,466.2	2,190.7	$275.5	12.6%

Net sales in last two months	$1,091.9	1,000.1	$91.7	9.2%
Note - Amounts may not foot due to rounding difference.
The increase in our accounts receivable balance at the end of 2022 is primarily attributable to two factors. First, our receivables increased as a result of improved business activity and resulting growth in our customers' sales. Second, we continue to experience a shift in our mix due to relatively stronger growth from national account customers, which tend to be larger and carry longer payment terms than our non-national account customers.
The increase in our inventory balance at the end of 2022 is primarily attributable to three factors. First, our inventory increased to support improved business activity by our customers. Second, in the first half of 2022 we aggressively imported product to deepen our inventory as a means of addressing supply disruptions. These disruptions have largely dissipated which will allow us to shorten our product ordering cycle, though this process will be gradual as we also sustain high internal fulfillment rates. Third, inflation was responsible for approximately one-third of the overall increase. The impact of inflation continues to moderate as inflationary pressures ease.
Our accounts payable balance increased due to higher product purchases to support the growth of our customers.
During the fourth quarter of 2022, our investment in property and equipment, net of proceeds from sales, was $41.5, which is an increase of 0.7% from the fourth quarter of 2021. Higher spending for FMI equipment was largely offset by lower spending for information technology. In 2022, our investment in property and equipment, net of proceeds from sales, was $162.4, which is an increase of 9.6% from 2021. This increase was primarily due to higher spending on FMI equipment. Property spending was up only slightly, though this reflected higher spending at our hubs for safety and automation upgrades largely offset by lower spending on a new building in downtown Winona, which was completed at the end of 2021. Our final investment in property and equipment, net of proceeds from sales, was below our anticipated range of $170.0 to $190.0 due to certain equipment and project delays related to hub projects. In 2023, we expect our investment in property and equipment, net of proceeds of sales, to be $210.0 to $230.0. This increase reflects primarily: (1) higher property-related spending on upgrades to and investments in automation of certain hubs, the beginning of construction of a hub in Utah, and investment in materials to facilitate our branch conversion projects; (2) an increase in spending on information technology; and (3) investments in fleet equipment to support our network of heavy trucks.
During the fourth quarter of 2022, we returned $270.1 to our shareholders in the form of dividends ($176.9) and purchases of our common stock ($93.2), compared to $161.1 in the fourth quarter of 2021, all in the form of dividends. In 2022, we returned $949.1 to our shareholders in the form of dividends ($711.3) and purchases of our common stock ($237.8), compared to $643.7 in 2021, all in the form of dividends.
Total debt on our balance sheet was $555.0 at the end of 2022, or 14.9% of total capital (the sum of stockholders' equity and total debt). This compares to $390.0, or 11.4% of total capital, at the end of 2021.
Additional Information
The table below summarizes our absolute and FTE (based on 40 hours per week) employee headcount, our investments related to in-market locations (defined as the sum of the total number of branch locations and the total number of active Onsite locations), and weighted FMI devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:
	Q4 2022	Q3 2022	Q3 2022	Q4 2021	Q4 2021
In-market locations - absolute employee headcount	13,410	13,243	1.3%	12,464	7.6%
In-market locations - FTE employee headcount	12,017	11,897	1.0%	11,337	6.0%
Total absolute employee headcount	22,386	22,025	1.6%	20,507	9.2%
Total FTE employee headcount (1)	19,854	19,519	1.7%	18,334	8.3%

Number of branch locations	1,683	1,716	-1.9%	1,793	-6.1%
Number of active Onsite locations	1,623	1,567	3.6%	1,416	14.6%
Number of in-market locations	3,306	3,283	0.7%	3,209	3.0%
Weighted FMI devices (MEU installed count) (2)	102,151	99,409	2.8%	92,874	10.0%
(1) Due to a calculation error, organizational support personnel was overstated by 36 FTE in the fourth quarter of 2021, with total non-selling FTE and total FTE being overstated by the same amount. These figures have been corrected in this release. Adjusting for this error, total FTE in the first quarter, second quarter, and third quarter of 2022 would have each been up by an additional 0.2% for year-to-date growth.
(2) This number excludes approximately 6,500 non-weighted devices that are part of our locker lease program.
During the last twelve months, we increased our total FTE employee headcount by 1,520. This reflects an increase in our in-market and non-in-market selling FTE employee headcount of 1,063 to support growth in the marketplace and sales initiatives targeting customer acquisition. We had an increase in our distribution center FTE employee headcount of 231 to support increasing product throughput at our facilities and to expand our local inventory fulfillment terminals (LIFTs). We had an increase in our remaining FTE employee headcount of 226 that relates primarily to personnel investments in information technology, manufacturing, and operational support, such as purchasing and product development.
We opened one branch in the fourth quarter of 2022 and closed 34, net of conversions. We activated 76 Onsite locations in the fourth quarter of 2022 and closed 20, net of conversions. In 2022, we opened 12 branches and closed 122, net of conversions. In 2022, we activated 306 Onsite locations and closed 99, net of conversions. In any period, the number of closings tends to reflect normal churn in our business, whether due to redefining or exiting customer relationships, the shutting or relocation of customer facilities that host our locations, or a customer decision, as well as our ongoing review of underperforming locations. Our in-market network forms the foundation of our business strategy, and we will continue to open or close locations as is deemed necessary to sustain and improve our network, support our growth drivers, and manage our operating expenses.

CONFERENCE CALL TO DISCUSS QUARTERLY AND ANNUAL RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly and annual results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations and beliefs regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, pricing, future Onsite and weighted FMI device signings, investment in property and equipment, the impact of inflation on our cost of goods or operating costs, and future operating results and business activity. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown (including risks related to inflation, supply chain constraints, labor shortages, and the COVID-19 pandemic), and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)
	December 31, 2022	December 31, 2021
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$230.1	236.2
Trade accounts receivable, net of allowance for credit losses of $8.3 and $12.0, respectively	1,013.2	900.2
Inventories	1,708.0	1,523.6
Prepaid income taxes	8.1	8.5
Other current assets	165.4	188.1
Total current assets	3,124.8	2,856.6

Property and equipment, net	1,010.0	1,019.2
Operating lease right-of-use assets	243.0	242.3
Other assets	170.8	180.9

Total assets	$4,548.6	4,299.0

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$201.8	60.0
Accounts payable	255.0	233.1
Accrued expenses	241.1	298.3
Current portion of operating lease liabilities	91.9	90.8
Total current liabilities	789.8	682.2

Long-term debt	353.2	330.0
Operating lease liabilities	155.2	156.0
Deferred income taxes	83.7	88.6
Other long-term liabilities	3.5	—

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 800,000,000 shares authorized, 570,811,674 and 575,464,682 shares issued and outstanding, respectively	5.7	5.8
Additional paid-in capital	3.6	96.2
Retained earnings	3,218.7	2,970.9
Accumulated other comprehensive loss	(64.8)	(30.7)
Total stockholders' equity	3,163.2	3,042.2
Total liabilities and stockholders' equity	$4,548.6	4,299.0

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	Year Ended December 31,		Three Months Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)	(Unaudited)
Net sales	$6,980.6	6,010.9	$1,695.6	1,531.8

Cost of sales	3,764.8	3,233.7	927.2	818.9
Gross profit	3,215.8	2,777.2	768.4	712.9

Operating and administrative expenses	1,762.2	1,559.8	435.4	412.0
Operating income	1,453.6	1,217.4	333.0	300.9

Interest income	0.7	0.1	0.3	0.0
Interest expense	(14.3)	(9.7)	(5.1)	(2.4)

Earnings before income taxes	1,440.0	1,207.8	328.2	298.5

Income tax expense	353.1	282.8	82.6	67.3

Net earnings	$1,086.9	925.0	$245.6	231.2

Basic net earnings per share	$1.89	1.61	$0.43	0.40

Diluted net earnings per share	$1.89	1.60	$0.43	0.40

Basic weighted average shares outstanding	573.8	574.8	571.1	575.3

Diluted weighted average shares outstanding	575.6	577.1	572.8	577.7

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
	Year Ended December 31,		Three Months Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net earnings	$1,086.9	925.0	$245.6	231.2
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	165.9	159.9	42.1	40.9
Loss (gain) on sale of property and equipment	1.1	(1.1)	(0.1)	—
Bad debt expense	(1.8)	2.5	(0.9)	1.7
Deferred income taxes	(4.9)	(13.7)	(9.2)	(16.0)
Stock-based compensation	7.2	5.6	2.8	1.3
Amortization of intangible assets	10.7	10.8	2.6	2.7
Changes in operating assets and liabilities:
Trade accounts receivable	(119.8)	(135.2)	103.1	47.0
Inventories	(198.0)	(189.5)	(21.1)	(123.0)
Other current assets	22.7	(47.8)	6.8	(25.5)
Accounts payable	21.9	26.1	(22.2)	(23.8)
Accrued expenses	(57.2)	26.2	(41.3)	20.3
Income taxes	0.4	(1.8)	(4.9)	(1.8)
Other	5.9	3.1	(1.4)	1.4
Net cash provided by operating activities	941.0	770.1	301.9	156.4

Cash flows from investing activities:
Purchases of property and equipment	(173.8)	(156.6)	(42.8)	(41.9)
Proceeds from sale of property and equipment	11.4	8.4	1.3	0.7
Other	(0.6)	(0.3)	0.1	(0.3)
Net cash used in investing activities	(163.0)	(148.5)	(41.4)	(41.5)

Cash flows from financing activities:
Proceeds from debt obligations	1,795.0	525.0	405.0	225.0
Payments against debt obligations	(1,630.0)	(540.0)	(405.0)	(200.0)
Proceeds from exercise of stock options	9.2	31.6	1.4	7.2
Purchases of common stock	(237.8)	—	(93.2)	—
Cash dividends paid	(711.3)	(643.7)	(176.9)	(161.1)
Net cash used in financing activities	(774.9)	(627.1)	(268.7)	(128.9)

Effect of exchange rate changes on cash and cash equivalents	(9.2)	(4.0)	6.8	(0.3)

Net decrease in cash and cash equivalents	(6.1)	(9.5)	(1.4)	(14.3)

Cash and cash equivalents at beginning of period	236.2	245.7	231.5	250.5
Cash and cash equivalents at end of period	$230.1	236.2	$230.1	236.2

Supplemental information:
Cash paid for interest	$13.3	9.9	$4.1	2.3
Net cash paid for income taxes	$354.1	294.0	$96.8	83.3

CONTACT:	Taylor Ranta Oborski
Financial Reporting & Regulatory Compliance Manager
507.313.7959